Exhibit 99.1

Media Relations:	Investor Relations:
Chris Faust	Brett Maas
FastLane Communications	Hayden IR
973-582-3498	646-536-7331
cfaust@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Reports Fiscal 2009
Second Quarter Financial Results

POMPANO BEACH, FL – May 15, 2009 – Onstream Media Corporation (NASDAQ: ONSM), an online service provider of live and on-demand internet video, announced today its financial results for the second fiscal quarter, the  three months ended March 31, 2009.

Second Quarter Financial Highlights

•	Second quarter revenue of approximately $4.4 million, an increase of 2% from approximately $4.3 million for the second fiscal quarter last year.
•	Generated positive cash flow from operating activities (before changes in current assets and liabilities) during the month of March 2009.
•	Gross profit margin of 68.5%, compared to 67.2% for the second quarter of the prior fiscal year.
•	Operating expenses as a percent of sales decreased to approximately 110.2% from approximately 112% in the prior-year second quarter.
•
The net loss for the second quarter of fiscal 2009 was approximately $1.9 million, approximately equal to the net loss for the comparable year-ago period, although the current period loss included an approximately $540,000 write-off of previously deferred acquisition costs.

•
Net cash used in operating activities (before changes in current assets and liabilities) was approximately $142,000 for the quarter ended March 31, 2009, an improvement compared to $225,000 used in the first quarter of fiscal 2009.

•
During February 2009, the Company took actions to reduce its personnel and certain other operating costs by approximately $65,000 per month, which savings are partially reflected in the operating results for the three and six months ended March 31, 2009 and are expected to be fully realized during the third fiscal quarter of 2009.

•
During April 2009, the Company obtained $750,000 of incremental financing proceeds plus a commitment to fund an additional $250,000. This financing will help the Company to consolidate infrastructure to reduce expenses, fund the development of infrastructure to support anticipated growth in its iEncode product, and provide the capital to develop a new product offering, integrating several of the Company’s existing products, to be announced in the second half of fiscal 2009.

Financial Discussion

Randy Selman, President and Chief Executive Officer of Onstream Media, commented, “Despite a very nervous corporate environment and volatile economy, we were able to maintain revenue levels and generate operating income during the quarter from both of our segments.  Further, comparing second quarter 2009 to first quarter 2009, we showed a sequential improvement in our consolidated gross profit margin (dollars and percentage) and reduced our cash used in operating activities. Also, including the impact of our cost reductions implemented in February 2009, we generated positive cash flow from operating activities (before changes in current assets and liabilities) during the month of March. Excluding the non-cash write-down for deferred acquisition costs, we narrowed our net loss in the second quarter of 2009, as compared to the first quarter of 2009, by $493,000, or approximately 26%. Since the benefit of the salary and other cost reductions implemented starting in February did not affect the second quarter until the month of March, we anticipate that the positive operating cash flow results for March will continue through the third quarter of 2009 and the balance of the fiscal year as a whole.  Combined with anticipated increases in revenue during the second half of fiscal 2009, the Company should begin to generate increasing levels of cash from operations in the coming quarters.”

99.1 - 1

Second fiscal quarter 2009 revenue of approximately $4.4 million reflected an increase of 2% from approximately $4.3 million for the second fiscal quarter of last year.  This second fiscal quarter 2009 revenue was essentially unchanged from revenue for the first quarter of fiscal 2009.  Comparing the second fiscal quarter of 2009 to the corresponding prior year period, the Company experienced increased revenues from its Digital Media Services Group, partially offset by slightly decreased revenues from the Audio and Web Conferencing Services Group, although the Company’s Infinite Conferencing division recorded record revenues of approximately $1.9 million in the second fiscal 2009 quarter. Gross margin for the second fiscal quarter of 2009 was approximately $3.0 million, or 68.5% of revenues, versus $2.9 million, or 67.2% of revenues, for the comparable year-ago period. The gross profit margin on revenue related to the Infinite Conferencing division was approximately 77.1% for the fiscal 2009 second quarter and the Webcasting division contributed gross profit margin of approximately 67.1% for that same period.

Total operating expenses for the second fiscal 2009 quarter were $4.8 million which included a $540,000 write off of deferred acquisition costs related to the cancelled Narrowstep acquisition. Excluding the write off, operating expenses would have been $4.3 million for the second fiscal 2009 quarter, compared to $4.8 million in the prior-year second quarter. The decrease resulted primarily from declines in professional fees expense and depreciation and amortization expense in the current fiscal year period as compared to the prior fiscal year period.

The consolidated net loss for the current 2009 quarter was approximately $(1.9) million, or $(0.04) loss per share (based on 43.4 million weighted average shares outstanding), approximately equal to a loss of approximately $(1.9) million, or $(0.05) loss per share (based on 42.2 million weighted average shares outstanding) for the prior-year second quarter. However, the current quarter’s net loss includes the $540,000 write off of deferred acquisition costs, discussed above, versus no comparable amount in the prior fiscal year quarter.

For the fiscal 2009 six month period ended March 31, 2009, total revenue was $8.8 million, representing a slight increase in revenues as compared to the comparable fiscal 2008 period. Gross margin for the fiscal 2009 six month period was approximately $6.0 million, reflecting a gross profit margin percentage of 68.1%, compared to gross margin of approximately $6.0 million, reflecting a gross profit margin percentage of 68.7%, for the comparable fiscal 2008 period. Total operating expenses for the fiscal 2009 six month period were approximately $14.8 million, which included a $5.5 million charge for impairment of goodwill and other intangible assets as well as a $540,000 write off of deferred acquisition costs. Excluding the approximately $6.0 million for the impairment loss plus the acquisition cost write off, total operating expenses would have been approximately $8.8 million, an 8.8% decrease compared to total operating expenses of approximately $9.6 million in the comparable prior-year period. The net loss for the fiscal 2009 six month period ended March 31, 2009 was approximately $(9.1) million, or $(0.21) loss per share (based on 43.1 million weighted average shares outstanding) compared to a net loss for the comparable prior-year period of approximately $(3.6) million, or $(0.09) per share (based on 42.2 million weighted average shares outstanding).

99.1 - 2

Onstream utilized approximately $142,000 in cash in operating activities during the three months ending March 31, 2009, as compared to $225,000 used in the prior fiscal 2009 quarter, both numbers before changes in current assets and liabilities. Onstream’s cash balance was approximately $506,000 as of March 31, 2009.

Mr. Selman continued, “We continue to experience increasing demand for web based communications services, as evidenced by our successful webcasting of 15 Allman Brothers Band pay-per-view concerts for Net Music Communities. This unique event resulted in thousands of fans enjoying the concert from the comfort of their homes, expanding the audience and the revenue potential of these live events. In addition, Georgetown University utilized our innovative iEncode, webcast-in-a-box device, to webcast President Obama’s ‘A New Foundation for America’ speech, which in our view was a validation of the technology. The success of these and other similar events has inspired us to create a new product offering, which we expect to announce in the second half of this fiscal year. This innovative solution will leverage several of our core product offerings, including webcasting and webconferencing along with our suite of digital media services, in a creative way which should encourage cross-utilization of our products.”

On April 16, 2009 the Company received $750,000 from an entity controlled by one of its largest shareholders, under an agreement which allows for total borrowings of up to $1.0 million. The financing proceeds will be used to advance certain Company initiatives and were also used to pay certain debt and meet other working capital requirements.

Mr. Selman continued, “This transaction, which was selected after careful evaluation from three potential financing options, provides us with the capital to consolidate some of our infrastructure, with the goal of reducing our annualized expenses. We are in the process of consolidating equipment into fewer facilities and as a result we expect to recognize cost savings in the fourth quarter. In addition, we will utilize a portion of the funds to build out our infrastructure to support expected growth of our innovative iEncode product. Also, this funding will  enable us to develop new products and services.”

Teleconference

Onstream Media will hold a conference call at 4:30 p.m. ET on Monday, May 18, 2009, to discuss its fiscal 2009 second quarter financial results for the period ended March 31, 2009. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=59019 or by calling 1-888-437-3184 or 1-201-604-5116. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=59019.

About Onstream Media:

Onstream Media Corporation (NASDAQ: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds, utilizing Onstream Media’s Auction Video™ (patent pending) technology. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

99.1 - 3

Select Onstream Media customers include: AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, BT Conferencing, Dell, Disney, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Tables Follow

99.1 - 4

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2009	2008
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$505,839	$674,492
Accounts receivable, net of allowance for doubtful accounts of $108,754 and $30,492, respectively	2,552,664	2,545,450
Prepaid expenses	293,961	328,090
Inventories and other current assets	127,812	172,111
Total current assets	3,480,276	3,720,143

PROPERTY AND EQUIPMENT, net	3,242,834	4,056,770
INTANGIBLE ASSETS, net	2,878,306	3,731,586
GOODWILL, net	16,496,948	21,696,948
OTHER NON-CURRENT ASSETS	159,985	639,101

Total assets	$26,258,349	$33,844,548
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$3,704,125	$3,059,376
Amounts due to shareholders and officers	109,419	109,419
Deferred revenue	123,045	128,715
Notes and leases payable – current portion, net of discount	1,838,613	1,774,264
Series A-12 Convertible Preferred stock – redeemable portion, net of discount	188,000	-
Total current liabilities	5,963,202	5,071,774

Notes and leases payable, net of current portion	80,412	109,151
Convertible debentures, net of discount	832,662	795,931

Total liabilities	6,876,276	5,976,856

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-10 Convertible Preferred stock, par value $.0001 per share, authorized 700,000 shares, -0- and 74,841 issued and outstanding, respectively	-	8
Series A-12 Convertible Preferred stock, par value $.0001 per share, authorized 100,000 shares, 80,000 and -0- issued and outstanding, respectively	8	-
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 43,478,110 and 42,625,627 issued and outstanding, respectively	4,348	4,262
Additional paid-in capital	130,751,686	130,078,354
Unamortized discount	(36,000)	(20,292)
Accumulated deficit	(111,337,969)	(102,194,640)
Total stockholders’ equity	19,382,073	27,867,692

Total liabilities and stockholders’ equity	$26,258,349	$33,844,548

99.1 - 5

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Six Months Ended March 31,		Three Months Ended March 31,
	2009	2008	2009	2008
REVENUE:
DMSP and hosting	$868,489	$728,897	$471,114	$456,920
Webcasting	2,913,536	2,889,398	1,349,348	1,291,949
Audio and web conferencing	3,653,021	3,598,456	1,896,052	1,818,782
Network usage	1,031,935	1,144,606	490,195	516,645
Other	294,877	377,253	175,952	202,007
Total revenue	8,761,858	8,738,610	4,382,661	4,286,303

COSTS OF REVENUE:
DMSP and hosting	307,298	243,658	152,047	137,528
Webcasting	905,646	965,312	444,352	488,764
Audio and web conferencing	863,486	700,169	433,447	357,903
Network usage	454,976	472,197	220,686	227,688
Other	262,106	357,555	130,103	193,471
Total costs of revenue	2,793,512	2,738,891	1,380,635	1,405,354

GROSS MARGIN	5,968, 346	5,999,719	3,002,026	2,880,949

OPERATING EXPENSES:
General and administrative:
Compensation	4,909,122	5,014,043	2,505,283	2,597,424
Professional fees	661,754	1,183,115	263,156	472,142
Write off deferred acquisition costs	540,007	-	540,007	-
Impairment loss on goodwill and other intangible assets	5,500,000	-	-	-
Other	1,209,704	1,341,596	601,902	670,819
Depreciation and amortization	2,011,451	2,099,781	918,075	1,058,474
Total operating expenses	14,832,038	9,638,535	4,828,423	4,798,859

Loss from operations	(8,863,692)	(3,638,816)	(1,826,397)	(1,917,910)

OTHER (EXPENSE) INCOME, NET:
Interest income	-	1,781	-	803
Interest expense	(262,472)	(29,789)	(123,292)	(23,418)
Other income, net	33,599	57,671	2,521	39,922

Total other (expense) income, net	(228,873)	29,663	(120,771)	17,307

Net loss	$(9,092,565)	$(3,609,153)	$(1,947,168)	$(1,900,603)

Loss per share – basic and diluted:
Net loss per share	$(0.21)	$(0.09)	$(0.04)	$(0.05)
Weighted average shares of common stock outstanding – basic and diluted	43,058,202	42,168,872	43,366,728	42,205,763

99.1 - 6